Exhibit (m.2)

HEARTLAND GROUP, INC.
FORM OF AMENDED AND RESTATED
RULE 12b-1 PLAN AND AGREEMENT
(effective as of ___________)

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), the Amended and Restated Rule 12b-1 Plan and Agreement (the “Plan”) of Heartland Group, Inc. (“HGI”), a Maryland corporation, which was adopted by a majority of the directors of HGI, including a majority of the directors who are not “interested persons” of HGI (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “non-interested directors”), with respect to each series of HGI (each a “Fund” and collectively, the “Funds”), is hereby amended and restated to update the classes of the Funds noted in Schedule A hereto.

Section 1 Fee.

(a) Fee Amount.

(i) Investor Class Shares. The Investor Class Shares of each Fund shall pay to the Distributor a fee calculated and paid monthly at the annual rate of up to 0.25% of the average daily net asset value of that Fund’s shares. Any amount of such payment not paid by the Distributor during a Fund’s fiscal year for distributing and servicing the Fund’s shares as provided in Section 1 (b) shall be reimbursed by the Distributor to the Fund as soon as practicable after the end of the fiscal year.

(ii) Institutional Class Shares. The Institutional Class Shares of each Fund shall not pay any 12b-1 fee under this Plan.

(b)   Such payment represents compensation for distributing and servicing the Fund’s shares. Covered servicing expenses include, but are not limited to, costs associated with relationship management, retirement plan enrollment meetings, investment and educational meetings, conferences and seminars, and the cost of collateral materials for such events. Covered distribution expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, expenses associated with electronic marketing and sales media and communications, and other sales or promotional expenses, including any compensation paid to any securities dealer or other person who renders assistance in distributing or promoting the sale of the Fund’s shares, who has incurred any distribution expenses on behalf of the Fund pursuant to either a Dealer Agreement executed by such party and the Distributor or such other arrangement authorized by the Distributor and HGI, including a majority of the non-interested directors, hereunder. Such compensation to securities dealers or other persons shall not exceed 0.25% of the average daily net asset value of shares with respect to which they are the dealer or seller of record.

(c)    Each Fund may, at its discretion and with notice to the Distributor, make direct payments to third parties in respect of covered servicing expenses and covered distribution expenses, including shareholder service fees to intermediaries pursuant to services agreements between HGI and the intermediaries. In the event that a Fund makes such direct payments, the Fee that the Distributor shall receive from such Fund pursuant to Section 1 (a) hereof shall be reduced accordingly.

Section 2. No payments are to be made by HGI or any Fund to finance or promote sales of shares other than pursuant to this Plan.

Section 3. The Distributor shall prepare written reports to HGI’s Board of Directors on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the Board of Directors of HGI.

Section 4. For each Fund, the Plan shall remain in effect for one year, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of HGI, including a majority of the non-interested directors of HGI, cast in person at a meeting called for such purpose.

Section 5. So long as the Plan is in effect, nominees for election as noninterested directors of HGI shall be selected by the non-interested directors as required by Rule 12b-1 under the Act and the Funds shall comply with such other requirements with respect to the plan as are applicable under the Investment Company Act of 1940 and rules thereunder.

Section 6. The Plan may be terminated with respect to a Fund, without penalty, at any time by either a majority of the non-interested directors of HGI or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor relating to that Fund. To the extent the Plan is terminated with respect to any Fund, such termination will not affect the Plan with regard to any other Fund unless specifically indicated.

Section 7. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder without approval by a majority of that Fund’s outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the directors of HGI, including a majority of the non-interested directors of HGI, cast in person at a meeting called for such purpose.

Dated ______, 20__

HEARTLAND GROUP, INC.	ALPS DISTRIBUTORS, INC.

By: Vinita Paul	By: Jeremy O. May
Its: Vice President and CCO	Its: President

2

SCHEDULE A
Amended and Restated
Rule 12b-1 Plan and Agreement
Dated ___________

The series and class(es) of HOI covered by this agreement are as follows:

Series and Class	Effective Date

Heartland Value Fund
Investor Class Shares	May 1, 2008
Institutional Class Shares	May 1, 2008

Heartland Value Plus Fund
Investor Class Shares	May 1, 2008
Institutional Class Shares	May 1, 2008

Heartland Select Value Fund
Investor Class Shares	May 1, 2008
Institutional Class Shares	May 1, 2008

Heartland International Value Fund
Investor Class Shares	October 1, 2013
Institutional Class Shares	_______, 20__

Heartland Mid Cap Value Fund
Investor Class Shares	October 31, 2014
Institutional Class Shares	October 31, 2014

3